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Exhibit 4.3





                                   June __, 1998


FiberChem, Inc.
1181 Grier Drive
Suite B
Las Vegas, Nevada 89119

Dear Sir or Madame:

     The undersigned, a holder of options and/or warrants to purchase Common Stock of FiberChem, Inc. (the "Company") understands that the Company intends to grant rights (the "Rights") to purchase units (the "Units") consisting of one share of the Company's common stock (the "Common Stock") and one Class E Common Stock Purchase Warrant ("Class E Warrant") to the Company's securityholders of record on the record date. If all the rights are exercised, the Company will not have sufficient shares of Common Stock authorized to meet all of its obligations. Therefore, the Company intends to seek shareholder approval at the 1998 Annual Shareholder Meeting scheduled for July 22, 1998, to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock which are authorized.

     The undersigned agrees, for the benefit of the Company, that the undersigned will not exercise any options or warrants currently granted or subsequently granted prior to the time that the Company has sufficient shares of Common Stock authorized to meet all of its obligations.


                                          Very truly yours,


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                                          Printed Name


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                                          Signature


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                                          If the signatory is an entity, print
                                          name and title of individual signing



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Options and/or Warrants

Please indicate the number of shares of
Common Stock issuable upon the exercise
of options or warrants or other derivative securities.